CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



We hereby consent to the incorporation by reference, in the Registration Statement on Form S-8 of MSB Financial Corp. filed with respect to the Millington Savings Bank Savings Plan, of our report dated August 8, 2006, on the consolidated financial statements of MSB Financial Corp. as of June 30, 2006 and 2005, and for each of the years in the three-year period ended June 30, 2006, as included in the Registration Statement No. 333-137294 on Form S-1 filed with the Securities and Exchange Commission by MSB Financial Corp. on September 13, 2006.


/s/ Beard Miller Company LLP

Pine Brook, New Jersey

January 12, 2007